UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2010

SPECTRUM PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-28782	93-0979187
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Technology Drive, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6700

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2010, the Compensation Committee of the Board of Directors (the “Committee”) of Spectrum Pharmaceuticals, Inc. (the “Company”) approved fiscal 2009 bonus payments and 2010 base salaries (effective January 1, 2010) for the Company’s named executive officers, as set forth below in the following table:

	Fiscal 2009	Fiscal 2010
Name	Bonus	Base Salary
Rajesh Shrotriya, Chairman, Chief Executive Officer and President	$1,000,000	$650,000

Shyam Kumaria, Vice President, Finance	$60,000	$290,000

Executive officer compensation was based primarily on advancement of the Company’s business objectives, including the achievement of sales growth, a product approval, product development and regulatory milestones, the completion of an acquisition of a new product, the recruitment and retention of highly qualified personnel, the maintenance of superior controls over financial resources, and the initiation and continuation of corporate collaborations, as well as individual contributions and achievement of individual business objectives by its executive officers.

The Committee provided the following additional discussion and analysis of its decision regarding executive compensation.

The Company accomplished all of its major goals established at the outset of 2009. Achievement of the goals no doubt led to an appreciation of the stock price of approximately 300% in 2009 and an increase in the Company’s market cap from approximately $48 million to approximately $215 million. And the Company flourished despite an economy that is still working through a difficult time. With the completion of the acquisition of Zevalin®, the Company has two marketed proprietary oncology products, has a product in phase 3 clinical trials, is in the best financial shape in its history, and has a strong management team with an excellent track record of success. The Company has been able to do so well in 2009 because of the groundwork that has been laid over the past three or four years. This started with a strategy of acquiring late-stage development products and marketed products, diversifying the portfolio, building a strong management team, focusing on creating sources of non-diluting funding and maintaining tight fiscal controls. This strategy was designed and implemented by the Company’s Chief Executive Officer, Dr. Raj Shrotriya, along with the assistance of his management team, including the Company’s Vice President, Finance, Shyam Kumaria. It has resulted in the Company having an outstanding year in 2009 while many other biotech companies are struggling to survive.

Some of the important accomplishments during 2009 included:

•	Acquiring 100% of the US rights to Zevalin;

•	Obtaining approval for Zevalin in the first-line setting

•	Receiving Average Sales Price (ASP) reimbursement methodology for Zevalin in the hospital setting;

•	Obtaining sales stabilization and then growing sales of Zevalin;

•	Signing collaboration agreements for Apaziquone with partners in Asia bringing in $16 million in upfront payments with the total potential value of the collaborations exceeding $170 million;

•	Completing enrollment in the Phase 3 clinical trials for Apaziquone by enrolling more than 1600 patients;

•	Generating approximately $23 million in sales revenue in the first three quarters of 2009;

•	Raising over $100 million in capital at prices equal to fair market value; and

•	Maintaining tight control over the Company’s cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2010

SPECTRUM PHARMACEUTICALS, INC.
By:	/s/ Shyam Kumaria
Name:	Shyam Kumaria
Title:	V.P., Finance

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